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                                                                    EXHIBIT 99.1


                                XETEL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


         I.       PURPOSE OF THE PLAN

                  This Employee Stock Purchase Plan is intended to promote the interests of XeTel Corporation by providing eligible employees of the Corporation with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll- deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

                  Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

         II.      ADMINISTRATION OF THE PLAN

                  The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan. The Plan Administrator may designate one or more employees of the Corporation to carry out the day to day administration of the Plan.

         III.     STOCK SUBJECT TO PLAN

                  A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed One Million (1,000,000) shares.

                  B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.


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         IV.      PURCHASE PERIODS

                  A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

                  B. The duration of each purchase period shall be determined by the Plan Administrator. The initial purchase period shall commence on the Effective Date and shall end on the last business day of the Corporation's second fiscal quarter for its 1998 fiscal year; the next purchase period shall commence on the first business day of the Corporation's third fiscal quarter for its 1998 fiscal year and shall end on the last business day of the Corporation's fourth quarter for its 1998 fiscal year. Until otherwise designated by the Plan Administrator prior to the start date, subsequent purchase periods shall commence on the first business day of the Corporation's first and third fiscal quarters for each fiscal year and end on the last business day of the Corporation's second and fourth fiscal quarters for each fiscal year.

         V.       ELIGIBILITY

                  A. Each Eligible Employee shall be eligible to enter a purchase period under the Plan which begins on or after his or her completion of any minimum Service period established by the Plan Administrator as a condition to participation in that purchase period, provided he or she remains an Eligible Employee on the start date of that period.

                  B. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) during the enrollment period established for that purchase period by the Plan Administrator.

         VI.      PAYROLL DEDUCTIONS

                  A. The Plan Administrator shall, prior to the start of each purchase period, determine the maximum percentage of Cash Earnings which each Participant may contribute to the Plan through payroll deductions during that purchase period; provided, however, that the maximum percentage shall in no event exceed fifteen percent (15%) of such Cash Earnings. Each Participant may then authorize a level of payroll deduction to be in effect for such purchase period in any multiple of one percent (1%) of the Cash Earnings paid to him or her during that purchase period, up to the maximum percentage established by the Plan Administrator for such purchase period. The rate of payroll deduction authorized by each Participant shall continue in effect from purchase period to purchase period, except to the extent such rate is changed in accordance with the following guidelines:


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                  (i)  The Participant may, during the enrollment period prior to the commencement of any new purchase period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the maximum percentage authorized by the Plan Administrator for that purchase period and must be in one percent (1%) increments) shall become effective on the first purchase period following the filing of such form.

                  (ii) The Participant may, during the enrollment period prior to the commencement of any new purchase period, decrease the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which must be at least one percent (1%) of his or her Cash Earnings) shall become effective on the first purchase period following the filing of such form.

               B. Payroll deductions shall begin on the first pay day following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

               C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

               D. The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date.

      VII.     PURCHASE RIGHTS

               A. GRANT OF PURCHASE RIGHT. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

               Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (directly or indirectly within the meaning of Code Section 424(d)), or hold outstanding options or other


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rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

                  B. EXERCISE OF THE PURCHASE RIGHT. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on such date. The purchase shall be effected by applying the Participant's payroll deductions for the purchase period ending on such Purchase Date to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date and any other limitation imposed by the Plan Administrator) at the purchase price in effect for that Purchase Date.

                  C. PURCHASE PRICE. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. The Plan Administrator shall determine the exact percentage discount prior to the start of each purchase period.

                  D. NUMBER OF PURCHASABLE SHARES. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed the number specified by the Plan Administrator for that Purchase Date prior to the start date of the purchase period ending with that Purchase Date. Until otherwise designated by the Plan Administrator, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 1,500 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization.

                  E. EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

                  F. TERMINATION OF PURCHASE RIGHT. The following provisions shall govern the termination of outstanding purchase rights:

                     (i) A Participant may, at any time prior to the last day of the purchase period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate),


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         and no further payroll deductions shall be collected from the
         Participant with respect to the terminated purchase right. Any payroll deductions collected during the purchase period in which such termination occurs shall be applied to the purchase of shares on the next scheduled Purchase Date.

                  (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the purchase period for which the terminated purchase right was granted. In order to resume participation in any subsequent purchase period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) during the enrollment period for that new purchase period.

                  (iii) Should the Participant voluntarily or involuntarily cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate. All of the Participant's payroll deductions for the purchase period in which the purchase right so terminates shall be applied to the purchase of shares on the next scheduled Purchase Date.

                  (iv) Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence during a purchase period, then all the payroll deductions collected to date on his or her behalf for that purchase period shall be held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service, he or she may resume participation in any purchase period commencing after such return by re-enrolling in the Plan during the enrollment period for that purchase period.

               G. CORPORATE TRANSACTION. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) (or such greater percentage as the Plan Administrator may have established for the purchase period in which such Corporate Transaction occurs) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the purchase period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase.


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                  The Corporation shall use reasonable efforts to provide prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

                  H. PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

                  I. ASSIGNABILITY. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime, the purchase right shall be exercisable only by the Participant.

                  J. STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

         VIII.    ACCRUAL LIMITATIONS

                  A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and
(ii) similar rights accrued under other employee stock purchase plans within the meaning of Code Section 423 of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty- Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

                  B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

                     (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted.

                     (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has


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         already accrued in the same calendar year the right to acquire Common
         Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

                  C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded.

                  D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

         IX.      EFFECTIVE DATE AND TERM OF THE PLAN

                  A. The Plan was adopted by the Board on November 4, 1996 and shall become effective on the Effective Date, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within ten (10) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial purchase period hereunder shall be refunded.

                  B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day of the Corporation's fiscal year 2007, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

         X.       AMENDMENT OF THE PLAN

                  The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any purchase period. However, the


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Board may not, without the approval of the Corporation's stockholders, (i)
materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

         XI.      GENERAL PROVISIONS

                  A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

                  B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.


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                                   SCHEDULE A

                          CORPORATIONS PARTICIPATING IN
                          EMPLOYEE STOCK PURCHASE PLAN
                            AS OF THE EFFECTIVE DATE



                                XeTel Corporation

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                                    APPENDIX


                  The following definitions shall be in effect under the Plan:


                  A. BOARD shall mean the Corporation's Board of Directors.

                  B. CASH EARNINGS shall mean the (i) gross base salary payable to a Participant by one or more Participating Corporations during such individual's period of participation in one or more purchase periods under the Plan before deduction of any income or employment taxes plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate plus (iii) all gross overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments before deduction of any income or employment taxes. However, Cash Earnings shall NOT include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

                  C. CODE shall mean the Internal Revenue Code of 1986, as amended.

                  D. COMMON STOCK shall mean the Corporation's common stock.

                  E. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation as determined in accordance with Code Section 424, whether now existing or subsequently established.

                  F. CORPORATE TRANSACTION shall mean either of the following stockholder- approved transactions to which the Corporation is a party:

                     (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.


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                  G. CORPORATION shall mean XeTel Corporation, a Delaware
corporation, and any corporate successor to all or substantially all of the assets or voting stock of XeTel Corporation which shall by appropriate action adopt the Plan.

                  H. EFFECTIVE DATE shall mean January 17, 1997.

                  I. ELIGIBLE EMPLOYEE shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code
Section 3401(a).

                  J. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                     (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                     (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                  K. 1933 ACT shall mean the Securities Act of 1933, as amended.

                  L. PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

                  M. PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Time are listed in attached Schedule A.


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                  N. PLAN shall mean the Corporation's Employee Stock Purchase
Plan, as set forth in this document.

                  O. PLAN ADMINISTRATOR shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

                  P. PURCHASE DATE shall mean the last business day of each purchase period.

                  Q. SERVICE shall mean an individual's performance of services for the Corporation or any Corporate Affiliate as an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

                  R. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.


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